[The Marcus Corporation Letterhead]

____________, 200_

Dear [Name]:

Pursuant to our 2004 Equity Incentive Plan (the “Plan”), you have been granted the number of shares of so-called “restricted” common stock outlined below. These shares are referred to as “restricted” because you will enjoy many of the benefits of owning these shares (i.e., you will receive dividends and benefit from stock splits), but you will not be able to sell these shares until they “vest.” In addition, your restricted shares will be subject to forfeiture under certain circumstances set forth in the attached Restricted Stock Agreement (including if your employment ends, other than as a result of your death, retirement or permanent disability, before some or all of your restricted common stock vests).

Granted To:	[Name] (“Participant”)
ID #
Grant Date:	__________, 200_
Restricted Shares
Granted:	__________
Vesting Schedule:	• 50% if you are still employed by us after 3 years;
• The remaining 50% if you are still employed by us after 5 years; or
• 100% upon your retirement, permanent disability or death (as set forth in paragraph 3(a) of the attached Restricted Stock Agreement)

The stock certificates representing your restricted shares will be held by the company until the portion thereof vests.

Important Tax Considerations. Unless you make the so-called “IRC Section 83(b)” election described in the following paragraph: (i) you will not recognize taxable income at the time of the grant of your restricted common stock; (ii) you will recognize ordinary taxable income at the time each portion of your restricted common stock vests in an amount equal to the then fair market value of such vesting shares; (iii) thereafter any otherwise taxable disposition of your vested shares of restricted common stock (including any sale of such shares or transfer of such shares to the company in connection with an exercise of stock options, but not including a gift of the shares) will generally result in capital gain or loss (long-term or short-term depending upon the length of time the restricted common stock is held after the time the shares vest); (iv) dividends paid in cash and received by you prior to the time the restrictions lapse will constitute ordinary income to you in the year paid (but will not constitute qualified dividend income subject to the 15% tax rate); and (v) any dividends paid in stock will be treated as an award of additional restricted common stock subject to the tax treatment described above.

If you desire, within 30 days after the date that the restricted common stock is granted to you, you may elect to recognize ordinary income as of such date in an amount equal to the fair market value of all of your restricted common stock on the grant date. If this so-called “IRC Section 83(b)” election is made, then you will not recognize ordinary income at the time each portion of your restricted common stock vests. In addition, if you make this Section 83(b) election, then the disposition of your restricted common stock will result in a long-term capital gain or loss unless you retire and make a taxable disposition within 1 year after the grant of the restricted common stock (in which case your disposition will result in a short-term capital gain or loss). If you make this Section 83(b) election and subsequently forfeit the restricted common stock, however, you will not be entitled to deduct any loss. If you wish to make this Section 83(b) election, please contact Tom Kissinger as soon as possible.

By your signature below, you acknowledge receipt of the attached Restricted Stock Agreement granted on the date shown above, which has been issued to you under the terms and conditions of the Plan and further acknowledge receipt of a copy of the Plan and agree to conform to all of the terms and conditions of the Restricted Stock Agreement and the Plan.

Signature:____________________________________________	Date:_________________________________
[Name]

Note: If there are any discrepancies in the name shown above, please make the appropriate corrections on this form.

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